Exhibit 99.1

Genie Energy Ltd. Reports Third Quarter 2019 Results

NEWARK, NJ — November 8, 2019: Genie Energy Ltd. (NYSE: GNE, GNEPRA) reported third quarter 2019 net income of $0.18 per share on revenue of $85.7 million.

FINANCIAL AND OPERATIONAL HIGHLIGHTS

(Throughout this release, 3Q19 results are compared to 3Q18 results unless otherwise noted)

•	Global customer base increased by 27 thousand RCEs (+8%) to 384 thousand RCEs and by 45 thousand meters (+10%) to 492 thousand meters during 3Q19;

•	Average monthly churn was 5.3% - a decrease from 5.7% in 3Q18 and an increase from 4.4% in 2Q19;

•	Genie Retail Energy (GRE) commenced customer acquisition in Texas - the largest deregulated electricity market in the U.S.;

•	Prism Solar, a supplier of solar panels in which Genie holds a majority stake, received significant additional orders from JP Morgan Chase for facilities around the nation pursuant to an existing preferred supplier agreement;

•	Consolidated revenue increased 19.3% to $85.7 million from $71.8 million;

•	Consolidated income from operations was $6.9 million and Adjusted EBITDA* was $8.0 million, both results unchanged from 3Q18;

•	During the quarter, Genie Energy repurchased 470,147 shares of its Class B common stock, approximately 1.7% of shares outstanding, for $3.4 million;

•	Genie Energy’s Board of Directors has declared a third quarter 2019 dividend of $0.075 per share.

COMMENTS OF MICHAEL STEIN, CEO

“Across the Company, Genie Energy continued its strong performance with a solid third quarter. Domestically, we increased our customer base within our existing markets and entered a huge new deregulated market – Texas, with over seven million addressable meters. Internationally, we continued our rapid expansion. Within our energy services division, Prism Solar is rapidly expanding its business through its solar panel supply agreement with JP Morgan Chase. Our robust financial results and strong balance sheet enabled us to repurchase over 470 thousand shares of our outstanding common stock during the third quarter for $3.4 million while maintaining our quarterly dividend.”

CONSOLIDATED RESULTS

$ in millions, except EPS	3Q19	2Q19	3Q18	3Q19-3Q18 Change (%/$)
Revenue	$85.7	$61.0	$71.8		+19.3%
Gross profit	$26.4	$9.0	$21.3		+23.9%
Gross margin percentage	30.7%	14.7%	29.6%		+110 BP
SG&A expense (including stock-based compensation)	$19.4	$18.2	$13.9		+39.2%
Stock-based compensation included in SG&A	$0.3	$0.3	$1.1		$(0.8)
Research and development	-	$0.1	-		-
Write-down of assets held for sale to fair value	-	-	$0.5		$(0.5)
Depreciation and amortization	$0.9	$0.9	$0.5	$	+0.4
Income (loss) from operations	$6.9	$(9.3)	$6.9		NC
Adjusted EBITDA*	$8.0	$(9.1)	$8.0		NC
Equity in the net loss in equity method investees**	$(0.2)	$(1.1)	$(0.9)	$	+0.6
(Provision for) benefit from income taxes	$(1.9)	$1.7	$(0.7)		$(1.2)
Net income (loss) attributable to Genie Energy common stockholders	$4.9	$(7.8)	$5.5		$(0.6)
Earnings (loss) per share attributable to Genie Energy common stockholders	$0.18	$(0.29)	$0.21		$(0.03)
Net cash provided by (used in) operating activities	$12.1	$(3.1)	$8.2	$	+3.9

*	Adjusted EBITDA for all periods is a non-GAAP measure intended to provide useful information that supplements the core operating results in accordance with GAAP of Genie Energy or the relevant segment. Please refer to the Reconciliation of Non-GAAP Financial Measure at the end of this release for an explanation of Adjusted EBITDA and reconciliation to the most directly comparable GAAP measure.

**	Genie Energy accounts for its investments in Orbit Energy, its joint venture operating in the U.K. and Atid, a drilling services business based in Israel in which it holds a minority stake, under the equity method of accounting. Under this method, Genie Energy records its share in the net income or loss of the venture. Therefore, revenue generated, and expenses incurred are not reflected in Genie Energy’s consolidated revenue and expenses, but the customers are included in metrics regarding our customer base.

METERS AND RCEs

Genie Energy’s global customer base increased sequentially and year-over-year driven by investment in customer acquisition in U.S. and overseas markets. Genie Energy’s global RCE and meter totals are provided in the chart below.

Global RCEs and Meters at End of Quarter (in thousands)*	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
Electricity RCEs	309	290	271	197	216
Natural gas RCEs	75	67	62	59	59
Total RCEs	384	357	333	256	275

Electricity meters	392	361	322	249	269
Natural gas meters	100	87	77	74	73
Total meters	492	448	399	323	342

*	Includes RCEs and meters acquired and served by Genie Energy’s domestic and international retail energy provider businesses including operations at ventures in Finland and Japan and at our joint ventures in the U.K..

SEGMENT RESULTS

Genie Retail Energy (GRE)

GRE’s financial results are summarized in the chart below:

Genie Retail Energy $ in millions	3Q19	2Q19	3Q18	3Q19-3Q18 Change (%/$)
Total revenue	$81.7	$54.4	$71.0		+15.0%
Electricity revenue	$78.5	$49.2	$67.3		+16.6%
Natural gas revenue	$3.2	$5.2	$3.7		(14.4)%
Gross profit	$25.7	$8.2	$20.9		+22.9%
Gross margin percentage	31.5%	15.1%	29.5%		+200 BP
SG&A expense	$14.8	$13.7	$10.4		+42.1%
Income (loss) from operations	$10.9	$(5.4)	$10.5	$	+0.4
Adjusted EBITDA*	$11.2	$(5.1)	$11.0	$	+0.2

•	Customers served at September 30th increased to 329 thousand RCEs and 389 thousand meters from 318 thousand RCEs and 378 thousand meters at June 30th and from 275 thousand RCEs and 342 thousand meters at September 30, 2018. Gross meter adds during the quarter totaled 76,000 compared to 45,000 in 3Q18;

•	Average monthly churn increased to 5.3% from 4.4% in 2Q19 and decreased from 5.7% in 3Q18;

•	Electricity revenue increased to $78.5 million from $67.3 million in 3Q18 reflecting increased meters and RCEs served and modest increases in both consumption per meter and revenue per kilowatt hour sold;

•	SG&A expense increased to $14.8 million from $10.4 million primarily on increased customer acquisition expense in the quarter and the reversal of a $1.5 million accrual of legal expenses in 3Q18;

•	Income from operations in 3Q19 increased to $10.9 million from $10.5 million in 3Q18. Adjusted EBITDA* increased to $11.2 million from $11.0 million in 3Q18. The increases resulted primarily from increases in kilowatt hours sold and margin per kilowatt hour sold, significantly offset by the increases in customer acquisition expense and the impact of the reversal of an accrual in 3Q18.

Genie Energy Services (GES)

•	GES’ revenue increased to $1.0 million from $0.7 million in 3Q18 reflecting the impact of the Prism Solar acquisition in 4Q18;

•	Prism Solar has orders on hand for solar panels with a generative capacity of 35 megawatts that are expected to contribute to revenue and profits upon delivery of panels over the next several quarters;

•	GES’ loss from operations was $0.8 million compared to a loss from operations $0.2 million in 3Q18. Negative Adjusted EBITDA* was $0.6 million compared to $0.2 million in 3Q18.

Genie Retail Energy International (GRE International)

(Genie Energy accounts for its investments in Orbit Energy, its joint venture operating in the U.K., under the equity method of accounting. Revenue generated, and expenses incurred are not reflected in segment revenue and operating expenses. RCE and meter counts do, however, include Orbit Energy customers).

•	Customers served at September 30th increased to 53 thousand RCEs and 103 thousand meters compared to 37 thousand RCEs and 69 thousand meters at June 30th;

•	GRE International’s revenue increased to $3.0 million compared to nil in 3Q18 reflecting the impact of the Lumo Energia acquisition in 1Q19 and early activity in Japan;

•	Equity in the net loss of Orbit Energy was nil compared to $0.8 million in 3Q18;

•	GRE International’s loss from operations increased to $1.6 million from a loss from operations of $328 thousand in 3Q18. The increased loss reflects the investment in Genie Japan and, to a lesser degree, the continued investment in Lumo Energia, Negative Adjusted EBITDA* was $1.0 million compared to negative Adjusted EBITDA* of $1.1 million in 3Q18.

Genie Oil and Gas (GOGAS)

•	Operations at Genie Energy’s Afek oil and gas exploration subsidiary remain suspended pending final testing on an existing well, which is expected to take place within the next two quarters;

•	Loss from operations was $0.3 million compared to a loss from operations of $1.0 million in 3Q18 including an impairment charge of $0.5 million. Negative Adjusted EBITDA* was $0.4 million compared to negative Adjusted EBITDA* of $0.6 million in 3Q18. The improvements reflect the suspension of oil and gas activities at Afek.

Corporate

•	Corporate loss from operations was $1.4 million compared to a loss from operations of $2.0 million in 3Q18. The loss narrowed on a decline in stock-based compensation, which decreased to $0.1 million dollars from $0.9 million in the year ago quarter. Negative Adjusted EBITDA* for Corporate operations was $1.2 million in 3Q19 compared to negative Adjusted EBITDA* of $1.1 million.

BALANCE SHEET AND CASH FLOW HIGHLIGHTS

At September 30, 2019, Genie Energy had $150.2 million in total assets, including $45.3 million in cash, cash equivalents and restricted cash. Liabilities totaled $62.4 million and working capital (current assets less current liabilities) totaled $46.6 million.

During the quarter, Genie Energy repurchased 470,147 shares of its Class B common stock representing approximately 1.7% of the shares outstanding, for $3.4 million.

Cash provided by operating activities in 3Q19 increased to $12.1 million from $8.2 million in 3Q18.

DIVIDEND ON GENIE ENERGY COMMON STOCK

Genie Energy’s Board of Directors has declared a 3Q19 dividend of $0.075 per share of Class A and Class B common stock with a record date of November 18, 2019. The dividend will be paid on or about November 29, 2019. The distribution will be treated as an ordinary dividend for income tax purposes.

GENIE ENERGY EARNINGS CONFERENCE CALL

This earnings press release is available for download in the “Investors” section of the Genie Energy website (https://genie.com/investors/investor-relations/) and has been filed on a current report (Form 8-K) with the SEC.

At 8:30 AM Eastern time today, November 8, 2019, Genie Energy’s management will host a conference call to discuss financial and operational results, business outlook and strategy. The call will begin with management’s remarks followed by Q&A with investors.

To participate in the conference call, dial toll-free 1-888-348-6472 (from the US) or 1-412-902-4240 (international) and request the Genie Energy conference call.

The call replay will be available at 1-844-512-2921 (US toll-free) or 1-412-317-6671 (international) through November 15, 2019. The replay PIN is 10136262. A recording of the call - in MP3 format - will also be available for playback on the “Investors” section of the Genie Energy website.

Investors can sign up through the Genie Energy website to have earnings releases and other press releases e-mailed directly to them.

ABOUT GENIE ENERGY LTD.

Genie Energy Ltd. (NYSE: GNE, GNEPRA), is a global provider of energy services. The Genie Retail Energy division supplies electricity, including electricity from renewable resources, and natural gas to residential and small business customers in the United States. The Genie Retail Energy International division supplies customers in Europe and Asia. The Genie Energy Services division includes Diversegy, a commercial and industrial brokerage and consultative services company, and Genie Solar Energy and Prism Solar, which design, supply and install commercial solar solutions. For more information, visit Genie.com.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact:

Genie Energy Investor Relations

Bill Ulrey

P: (973) 438-3848

E-mail: invest@genie.com

GENIE ENERGY LTD.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	September 30, 2019	December 31, 2018
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$38,826	$41,601
Restricted cash—short-term	5,961	1,653
Trade accounts receivable, net of allowance for doubtful accounts of $2,461 and $2,003 at September 30, 2019 and December 31, 2018, respectively	39,593	35,920
Inventory	9,629	9,893
Prepaid expenses	6,588	6,167
Other current assets	3,119	2,670
Total current assets	103,716	97,904
Property and equipment, net	3,821	4,301
Goodwill	12,775	11,082
Other intangibles, net	7,444	6,321
Investment in equity method investees	908	2,208
Restricted cash—long-term	521	943
Deferred income tax assets, net	14,034	15,625
Other assets	7,011	8,480
Total assets	$150,230	$146,864
Liabilities and equity
Current liabilities:
Notes payable	$901	$923
Trade accounts payable	20,012	18,508
Accrued expenses	25,813	25,242
Income taxes payable	2,026	1,463
Due to IDT Corporation, net	153	234
Other current liabilities	8,208	4,416
Total current liabilities	57,113	50,786
Revolving line of credit	2,516	2,516
Other liabilities	2,817	900
Total liabilities	62,446	54,202
Commitments and contingencies
Equity:
Genie Energy Ltd. stockholders’ equity:
Preferred stock, $0.01 par value; authorized shares—10,000:
Series 2012-A, designated shares—8,750; at liquidation preference, consisting of 2,322 shares issued and outstanding at September 30, 2019 and December 31, 2018	19,743	19,743
Class A common stock, $0.01 par value; authorized shares—35,000; 1,574 shares issued and outstanding at September 30, 2019 and December 31, 2018	16	16
Class B common stock, $0.01 par value; authorized shares—200,000; 25,944 and 25,544 shares issued and 25,196 and 25,294 shares outstanding at September 30, 2019 and December 31, 2018, respectively	259	255
Additional paid-in capital	139,774	136,629
Treasury stock, at cost, consisting of 748 and 250 shares of Class B common stock at September 30, 2019 and December 31, 2018	(5,354)	(1,624)
Accumulated other comprehensive income	3,051	2,591
Accumulated deficit	(57,621)	(53,939)
Total Genie Energy Ltd. stockholders’ equity	99,868	103,671
Noncontrolling interests	(12,084)	(11,009)
Total equity	87,784	92,662
Total liabilities and equity	$150,230	$146,864

GENIE ENERGY LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(in thousands, except per share data)
Revenues:
Electricity	$81,473	$67,292	$196,142	$181,141
Natural gas	3,169	3,702	27,069	34,492
Other	1,071	848	10,127	1,911
Total revenues	85,713	71,842	233,338	217,544
Cost of revenues	59,360	50,572	172,417	155,743
Gross profit	26,353	21,270	60,921	61,801
Operating expenses and losses:
Selling, general and administrative (i)	19,364	13,912	53,266	46,379
Research and development	44	—	153	—
Impairment of assets	—	451	—	2,742
Exploration	—	—	—	244
Income from operations	6,945	6,907	7,502	12,436
Interest income	163	195	445	384
Interest expense	(161)	(89)	(479)	(261)
Equity in the net loss in equity method investees, net	(238)	(861)	(2,106)	(2,082)
Gain on extinguishment of liability	—	164	—	164
Other income, net	(85)	25	147	123
Income before income taxes	6,624	6,341	5,509	10,764
Provision for income taxes	(1,916)	(675)	(3,142)	(1,733)
Net income	4,708	5,666	2,367	9,031
Loss attributable to noncontrolling interests	539	251	1,484	1,122
Net income attributable to Genie Energy Ltd.	5,247	5,917	3,851	10,153
Dividends on preferred stock	(370)	(370)	(1,111)	(1,111)
Net income attributable to Genie Energy Ltd. common stockholders	$4,877	$5,547	$2,740	$9,042

Earnings per share attributable to Genie Energy Ltd. common stockholders:
Basic	$0.18	$0.21	$0.10	$0.36
Diluted	$0.18	$0.21	$0.10	$0.36
Weighted-average number of shares used in calculation of earnings per share:
Basic	26,683	25,805	26,603	$24,895
Diluted	27,669	26,442	27,541	$25,225

Dividends declared per common share	$0.075	$0.075	$0.225	$0.225
(i) Stock-based compensation included in selling, general and administrative expenses	$335	$1,082	$1,106	$3,686

GENIE ENERGY LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30,
	2019	2018
	(in thousands)
Operating activities
Net income	$2,367	$9,031
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,797	1,645
Impairment of assets	—	2,742
Deferred income taxes	1,591	113
Provision for doubtful accounts receivable	453	610
Gain on sale of property and equipment	—	(18)
Stock-based compensation	1,106	3,686
Equity in the net loss in equity method investees	2,106	2,082
Gain on extinguishment of liability	—	(164)
Change in assets and liabilities:
Trade accounts receivable	(1,607)	6,648
Inventory	264	(3,926)
Prepaid expenses	(395)	143
Other current assets and other assets	1,243	2,417
Trade accounts payable, accrued expenses and other current liabilities	5,530	(4,404)
Due to IDT Corporation	(81)	(138)
Income taxes payable	563	(228)
Net cash provided by operating activities	15,937	20,239
Investing activities
Capital expenditures	(343)	(575)
Proceeds from sale of property and equipment	—	62
Payments for business acquisition, net of cash acquired	(1,852)	—
Payment for intangible acquisition	—	(745)
Investment in equity method investee	(719)	(658)
Investments in notes receivables	(214)	(1,225)
Cash transferred to Atid	—	(209)
Repayment of notes receivable	132	80
Net cash used in investing activities	(2,996)	(3,270)
Financing activities
Dividends paid	(7,220)	(6,870)
Repayment of short-term debt—Lumo Energia	(2,260)	—
Exercise of stock options	1,405	—
Purchase of Class B common stock	(3,415)	—
Proceeds from sale of Class B common stock and warrants	—	6,000
Purchase of Class B common stock from employees	(315)	—
Repayment of notes payable	(37)	(783)
Net cash used in financing activities	(11,842)	(1,653)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	12	(36)
Net increase in cash, cash equivalents, and restricted cash	1,111	15,280
Cash, cash equivalents, and restricted cash at beginning of period	44,197	31,927
Cash, cash equivalents, and restricted cash at end of period	$45,308	$47,207
Supplemental Schedule of Non-Cash Financing Activities
Liability incurred for acquisitions	$2,260	$—
Purchase of equity of subsidiary	$—	$(4,139)
Carrying value of assets contributed to New Atid	$—	$1,000
Class B common stock issued for GRE deferred units	$—	$1,886

Reconciliation of Non-GAAP Financial Measure for the Third Quarter 2019

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), Genie Energy also disclosed for the third quarter 2019, as well as for comparable periods, Adjusted EBITDA, which is a non-GAAP measure. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Genie Energy’s measure of Adjusted EBITDA consists of gross profit less selling, general and administrative expense, exploration expense and equity in the net loss of in equity method investees, net, plus depreciation, amortization and stock-based compensation (which are included in selling, general and administrative expense). Another way of calculating Adjusted EBITDA is to start with income from operations and add depreciation, amortization and stock-based compensation and subtract equity in net loss in equity method investees, net.

Management believes that Genie Energy’s Adjusted EBITDA provides useful information to both management and investors by excluding certain expenses that may not be indicative of Genie Energy’s or the relevant segment’s core operating results. Management uses Adjusted EBITDA, among other measures, as a relevant indicator of core operational strengths in its financial and operational decision making. In addition, management uses Adjusted EBITDA to evaluate operating performance in relation to Genie Energy’s competitors. Disclosure of this financial measure may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. In addition, Genie Energy has historically reported Adjusted EBITDA and believes it is commonly used by readers of financial information in assessing performance, therefore the inclusion of comparative numbers provides consistency in financial reporting at this time.

Management refers to Adjusted EBITDA, as well as the GAAP measures gross profit, income (loss) from operations and net income (loss), on a segment and/or consolidated level to facilitate internal and external comparisons to the segments’ and Genie Energy’s historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

Although depreciation and amortization are considered operating costs under GAAP, they primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. While Genie Energy’s oil and gas exploration business may be capital intensive, Genie Energy does not expect to incur significant depreciation or depletion expense for the foreseeable future. Genie Energy’s operating results exclusive of depreciation and amortization is therefore a useful indicator of its current performance.

Stock-based compensation recognized by Genie Energy and other companies may not be comparable because of the various valuation methodologies, subjective assumptions and the variety of types of awards that are permitted under GAAP. Stock-based compensation is excluded from Genie Energy’s calculation of Adjusted EBITDA because management believes this allows investors to make more meaningful comparisons of the operating results of Genie Energy’s core business with the results of other companies. However, stock-based compensation will continue to be a significant expense for Genie Energy for the foreseeable future and an important part of employees’ compensation that impacts their performance.

Adjusted EBITDA should be considered in addition to, not as a substitute for, or superior to, gross profit, income from operations, cash flow from operating activities, net income, basic and diluted earnings per share or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, Genie Energy’s measurements of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

Following is the reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure, which is income from operations, for Genie Energy’s reportable segments and net income for Genie Energy on a consolidated basis.

				GRE
	Total	GRE	GES	International	GOGAS	Corporate
Three months ended September 30, 2019 (3Q19)
Net income attributable to Genie Energy Limited	$5,247
Net loss attributable to non-controlling interests	539
Net income	$4,708
Provision for income taxes	1,916
Other income, net	85
Interest expense	161
Interest income	(163)
Equity in the net loss of equity method investees	$238
Income from operations	$6,945	$10,856	$(798)	$(1,560)	$(283)	$(1,270)
Add:
Stock-based compensation	335	116		94		125
Depreciation and amortization	933	187	243	488	15
Subtract:
Equity in the net loss of equity method investees	238				148	90
Adjusted EBITDA	$7,975	$11,159	$(555)	$(978)	$(416)	$(1,235)

				GRE
	Total	GRE	GES	International	GOGAS	Corporate
Three months ended June 30, 2019 (2Q19)
Net loss attributable to Genie Energy Limited	$(7,466)
Net loss attributable to non-controlling interests	(1,035)
Net loss	$(8,501)
Benefit from income taxes	(1,678)
Other income, net	(157)
Interest expense	178
Interest income	(189)
Equity in the net loss of equity method investees	1,071
Loss from operations	$(9,276)	$(5,418)	$(682)	$(1,607)	$(381)	$(1,188)
Add:
Stock-based compensation	323	108		93		122
Depreciation and amortization	926	186	244	482	14
Subtract:
Equity in the net loss of equity method investees	1071			867	204
Adjusted EBITDA	$(9,098)	$(5,124)	$(438)	$(1,899)	$(571)	$(1,066)

	Total	GRE	GES	GRE International	GOGAS	Corporate
Three months ended September 30, 2018 (3Q18)
Net income attributable to Genie Energy Limited	$5,917
Net loss attributable to non-controlling interests	251
Net income	$5,666
Provision for income taxes	675
Gain on extinguishment of liability	(164)
Other income, net	(25)
Interest expense	89
Interest income	(195)
Equity in the net loss of equity method investees	861
Income from operations	$6,907	$10,469	$(165)	$(328)	$(1,022)	$(2,046)
Add:
Stock-based compensation	1,082	136				946
Depreciation and amortization	462	430	7		25
Impairment	451				451
Subtract:
Equity in the net loss of equity method investees	861			767	93
Adjusted EBITDA	$8,041	$11,035	$(158)	$(1,095)	$(639)	$(1,100)

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